Exhibit 99.2

SETTLEMENT AGREEMENT, dated this 24th day of January, 2008 (this “Agreement”), by and among New Mountain Vantage GP, L.L.C., New Mountain Vantage, L.P., New Mountain Vantage (California), L.P., New Mountain Vantage (Texas), L.P., New Mountain Vantage Advisers, L.L.C., New Mountain Vantage (Cayman) Ltd., New Mountain Vantage HoldCo Ltd., Mr. Steven B. Klinsky, NMV Special Holdings, L.L.C., California Public Employees’ Retirement System (“CalPERS”), F. Fox Benton, III, David M. DiDomenico, Frederic V. Salerno (the foregoing individuals and entities being collectively referred to herein as the “New Mountain Group”), and National Fuel Gas Company, a New Jersey corporation (the “Company”).
     WHEREAS, the New Mountain Group (i) has publicly stated that it intends to solicit proxies for the election of its own opposition slate of nominees (the “Proxy Solicitation”) for election to the Company’s Board of Directors (the “Board”) at the 2008 annual meeting of shareholders of the Company (the “2008 Annual Meeting”) and (ii) has taken certain actions in furtherance thereof, including but not limited to filing a definitive proxy statement with the United States Securities and Exchange Commission (the “SEC”) on January 8, 2008 (the “New Mountain Group Proxy Statement”) and, in the letter dated as of November 16, 2007 and other communications related thereto, requesting to inspect certain of the Company’s books and records pursuant to Section 14A:5-28 of the New Jersey Business Corporation Act (such letter and related requests, the “Demand”); and
     WHEREAS, the Company and the members of the New Mountain Group have determined that the interests of the Company and its shareholders would be best served at this time by, among other things, avoiding the Proxy Solicitation and the substantial expense, disruption and adverse publicity that may result therefrom.
     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and, intending to be legally bound hereby, the parties hereby agree as follows:
     Section 1. Board Composition; Recommendation; Proxy Supplement.
          (a) The Company agrees that there shall be four (4) nominees to the Board for election at the 2008 Annual Meeting with terms to expire in 2011. Such nominees shall be Robert T. Brady, Rolland E. Kidder and John F. Riordan, all of whom currently serve on the Board (the “Continuing Nominees”), and Frederic V. Salerno (the “New Mountain Nominee” and, together with the Continuing Nominees, the “Nominees”). The Board shall recommend that the shareholders of the Company vote to elect the Nominees as directors of the Company.
          (b) The Company shall increase the size of the Board from ten (10) to eleven (11) directors preceding the 2008 Annual Meeting.
          (c) Promptly following the date hereof, the Company shall prepare and file with the SEC a supplement (the “Supplement”) to the Company’s definitive proxy statement, dated as of January 11, 2008, that gives effect to the foregoing and shall mail the Supplement concurrent therewith to the Company’s shareholders. Thereafter, the Company shall solicit proxies for the Nominees in accordance with the Supplement and shall recommend to and instruct the shareholders of the Company to vote all proxies pursuant to the Supplement and in accordance with the instructions specified in the related proxy card. The Company agrees that the Supplement and any other solicitation materials to be delivered to shareholders in connection with the 2008 Annual Meeting shall be prepared in accordance with the terms of this Agreement.
          (d) As promptly as practicable following the date hereof, the Company shall:
         (1) with the cooperation of the New Mountain Group, and acting in good faith, file motions to withdraw (the “Withdrawal”) its petitions with (A) the New York State Public Service Commission (the “NYPSC”), filed on December 19, 2007, requesting the issuance of an order compelling members of the New Mountain Group to disclose the full extent of their holdings of shares of common stock of the Company (the “Common Stock”) and (B) the Pennsylvania Public Utility Commission (the “PaPUC”), filed on November 8, 2007, requesting the issuance of an order compelling members of the New Mountain Group to apply for and receive a certificate of public convenience. The Company shall, acting in good faith, request the support of Withdrawal from all interveners and other interested stakeholders, and with the cooperation of the New Mountain Group, seek the acceptance of the motions. Until the Termination Date, the Company shall not subsequently make any allegation or petition to the NYPSC or the PaPUC or any other forum inconsistent with the Withdrawal, provided, that the New Mountain Group is in compliance with this Agreement, and
         (2) file a notice of dismissal of its complaint, filed on January 18, 2008, with the United States District Court, Western District of New York.
          (e) Mr. Salerno’s service on the Board shall be without compensation for so long as the New Mountain Group continues to own any Common Stock of the Company. Promptly following the completion of the 2008 Annual Meeting, the Board shall appoint the New Mountain Nominee to each of the Nominating/Corporate Governance Committee and the Compensation Committee, and the New Mountain Nominee shall serve on such committees through the expiration of his term on the Board, so long as permitted by applicable law and the New York Stock Exchange (“NYSE”) listing standards. In addition, the New Mountain Nominee shall be appointed to any special committee that may be established by the Board, to the extent permitted by applicable law and the NYSE listing standards.
          (f) If the New Mountain Nominee is not elected to the Board at the 2008 Annual Meeting or, after election to the Board, thereafter is removed, resigns or is otherwise unable to serve as a director of the Company, the New Mountain Group shall be entitled to nominate a new nominee, which nominee will be chosen with the agreement of the Company, not to be unreasonably withheld (such nominee shall then also be considered a New Mountain Nominee), and the Board shall promptly appoint such New Mountain Nominee to the Board to serve until the next annual meeting of shareholders of the Company after such appointment. At such next annual meeting of shareholders of the Company after such appointment, the Company shall nominate such New Mountain Nominee to serve the remainder of the term of the director whom such New Mountain Nominee replaced (i.e., until the annual meeting of shareholders of the Company in 2011).
          (g) Notwithstanding anything in this Agreement to the contrary, once the New Mountain Group ceases to (1) beneficially own five percent (5%) or more of the Company’s outstanding common shares, (2) control five percent (5%) or more of the economic interests in the outstanding Voting Securities (as hereinafter defined in Section 13) or (3) control five percent (5%) or more of the voting interests in the outstanding Voting Securities, the Company’s obligations under Section 1(f) of this Agreement shall cease.

     Section 2. Proxy Solicitation; Voting; Company Form 8-K; New Mountain Group Schedule 13D, Preliminary Proxy and Demand.
          (a) The New Mountain Group shall immediately cease, and shall cause all of their controlled Affiliates (as such term is hereinafter defined in Section 13) immediately to cease, any and all efforts with respect to the Proxy Solicitation, except as hereinafter provided in this Section 2.
          (b) Subject to the Company’s compliance with Sections 1(a), 1(b), 1(c) and 1(d)(2) of this Agreement, the New Mountain Group hereby irrevocably withdraws the nominations of Messrs. Benton, DiDomenico and Salerno and the related advance notice submitted to the Company on October 17, 2007.
          (c) From the date hereof until the Termination Date, each member of the New Mountain Group shall not make, and shall cause each of its controlled Affiliates not to make, any objection to the election of each of the Nominees at the 2008 Annual Meeting. Each member of the New Mountain Group shall, and shall cause each of its controlled Affiliates to:
         (1) vote all shares of the Voting Securities which it is entitled to vote at the 2008 Annual Meeting in favor of the election of each of the Nominees at the 2008 Annual Meeting,
         (2) vote all shares of the Voting Securities which it is entitled to vote at the 2009 annual meeting of shareholders of the Company (the “2009 Annual Meeting”) in favor of the election of each of the Company’s nominees to the Board for election at the 2009 Annual Meeting, provided, that CalPERS shall not be bound by this paragraph (2), and
         (3) on every other proposal submitted to the Company’s shareholders by a Person other than the Company from the date hereof until the Termination Date, vote all shares of the Voting Securities which it is entitled to vote in accordance with the Board’s recommendation, provided, that CalPERS shall not be bound by this paragraph (3).
For the avoidance of doubt, any provisions of this Agreement pertaining to the voting of shares of Voting Securities shall apply equally to actions to be taken without a meeting by written consent.
          (d) The Company shall promptly file a Form 8-K reporting the entry into this Agreement and appending this Agreement and the Press Release (as hereinafter defined in Section 10) as exhibits thereto. The New Mountain Group shall promptly file an amendment to the Schedule 13D regarding the Common Stock filed with the SEC on October 30, 2006, and as amended on November 28, 2006, August 7, 2007, September 12, 2007, September 14, 2007, October 19, 2007, November 6, 2007 and November 19, 2007 (the “Schedule 13D”), reporting the entry into this Agreement, amending applicable items to conform to its obligations hereunder and appending this Agreement and the Press Release as exhibits thereto. Upon determination by the New Mountain Group, acting in good faith after consultation with counsel, that it is permitted to file under Schedule 13G in connection with its investment in the Company rather than Schedule 13D, it will cease filing and updating under Schedule 13D and file and update under Schedule 13G instead.
          (e) Promptly following the date hereof, the New Mountain Group shall notify the SEC that it is withdrawing the New Mountain Group Proxy Statement.

          (f) The New Mountain Group hereby irrevocably withdraws its Demand, and shall promptly return to the Company or destroy, in its sole discretion, all materials and summaries or duplicates thereof that have been delivered to the New Mountain Group or its representatives pursuant to the Demand prior to the date hereof. In the case of destruction, such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction.
          (g) The New Mountain Group agrees not to allege that the Company’s definitive proxy statement or any additional soliciting materials filed with the SEC in connection with the 2008 Annual Meeting violate any of the rules or regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement not misleading.
          (h) The New Mountain Group shall not vote or cause to be voted any proxies that may be received pursuant to the New Mountain Group Proxy Statement.
          (i) The Company acknowledges and agrees that:
              (1) the New Mountain Nominee may share confidential information, other than confidential information that may be privileged, obtained in his capacity as a director, with certain employees and advisors of the New Mountain Group, as listed on Schedule A hereto (collectively, the “New Mountain Investment Group”), provided, that (A) such schedule may be amended from time to time by the New Mountain Group (i) in its sole discretion, to add or remove certain employees of the New Mountain Group (the total number of such employees listed on Schedule A not to exceed fifteen (15) at any given time) and (ii) with the approval of the Company in its sole discretion, to add or remove certain advisors of the New Mountain Group, (B) the New Mountain Investment Group shall be comprised solely of natural persons and (C) the New Mountain Group shall provide the Company with three (3) business days’ prior notice of any amendment to Schedule A to be made pursuant to subclause (i)(1)(A)(i) of this Section 2; provided, further, that each member of the New Mountain Investment Group that is to receive such confidential information agrees in a mutually acceptable written agreement with the Company, in the form attached hereto as Exhibit A, to (w) keep such information strictly confidential, (x) use such information only for the purpose of monitoring the New Mountain Group’s investment in the Company, (y) be bound by the standstill obligations contained herein and (z) acknowledge that such information may constitute material non-public information under applicable federal and state securities laws, and that he or she will not trade on the basis of such information in violation of such laws;
              (2) the New Mountain Group shall be liable to the Company for any breach by a party other than the Company of a confidentiality agreement entered into under paragraph (1) of this Section 2(i); and
              (3) no member of the New Mountain Group shall be liable to the Company for any breach of fiduciary duty by reason of fact that a member of the New Mountain Group pursues or acquires a business opportunity for itself, directs such opportunity to another Person (as hereinafter defined in Section 13), or does not present such business opportunity to the Company, in each case, so long as such business opportunity is not (i) derived directly or indirectly from the confidential information referred to in Section 2(i)(1) hereto or (ii) otherwise derived directly or indirectly from the New Mountain Nominee. The Company agrees that, to the extent any court might hold the conduct of a member of the New Mountain Group that is permitted under this paragraph (3) as a breach of duty to the Company, the Company waives any and all claims and causes of action the Company may have for such activity against a member of the New Mountain Group. Notwithstanding the foregoing, the definition of “New Mountain Group” in this paragraph (3) shall exclude the New Mountain Nominee.
     Section 3. Standstill. Without the prior written consent of the Board specifically expressed in a written resolution adopted by a majority vote of the entire Board, each member of the New Mountain Group will not, and will cause each of its respective controlled Affiliates, employees, agents and other Persons, in each case acting on behalf of any member of the New Mountain Group, not to, do any of the following from the date hereof through the Termination Date, provided, that if any such controlled Affiliates, employees or agents of any member of the New Mountain Group violates this Section 3 while not acting on behalf of any member of the New Mountain Group, the New Mountain Group, upon becoming aware of such violation, shall use its reasonable best efforts to promptly remedy or cure such violation, and if it is not possible to remedy or cure such violation, the New Mountain Group shall terminate its relationship with such controlled Affiliate, employee or agent; provided, further, that nothing in this Section 3 shall (x) limit any actions that may be taken by the New Mountain Nominee acting as a director of the Company consistent with his fiduciary duties, (y) require any member of the New Mountain Group to vote in any way (except as required by Section 2(c) of this Agreement) on matters put to shareholders of the Company for their approval or (z) in any way limit the New Mountain Group’s or the New Mountain Nominee’s ability to make suggestions, recommendations or proposals to the Company, the Board or any of the directors of the Company so long as such suggestions, recommendations or proposals would not reasonably be expected to require the Company to make public disclosure thereof:
          (a) acquire, offer or propose to acquire, or agree to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally on a pro rata basis, provided that any such securities so received shall be subject to the provisions hereof), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act), or otherwise, any Voting Securities, if after giving effect to such acquisition the New Mountain Group (by itself or with any other Person with whom it has any agreement, understanding or arrangement with respect to Voting Securities) would (1) beneficially own more than 9.6% of the outstanding Voting Securities or (2) influence or exercise, directly or indirectly through swap transactions, other hedging transactions or otherwise, any voting power with respect to more than 9.6% of the outstanding Voting Securities; provided, however, that no sales by any member of the New Mountain Group shall be required if the increase in the beneficial ownership of Voting Securities over 9.6% of the outstanding Voting Securities results exclusively from a reduction in the number of outstanding Voting Securities by reason of the Company’s repurchase of its Common Stock; provided, further, that no member of the New Mountain Group acquires any additional Voting Securities following disclosure by the Company of information indicating that the New Mountain Group beneficially owns in excess of 9.6% of the outstanding Voting Securities (for the purposes of computing the beneficial ownership of the New Mountain Group at the time of any purchase, the number of outstanding Voting Securities shall be determined by the latest available Company filing with the SEC);
          (b) engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) of proxies or consents (whether or not relating to the election or removal of directors), seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities; initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) shareholders of the Company for the approval of shareholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise; or induce or attempt to induce any other Person to initiate any such shareholder proposal; or otherwise communicate to any Third Party (as hereinafter defined in Section 13) how it intends to vote the shares of Voting Stock beneficially owned by it on any matter put to the shareholders of the Company for their approval;
          (c) except as required pursuant to Item 4 of Schedule 13D in connection with a Disposition (as hereinafter defined in Section 4) of Voting Securities expressly permitted under Section 4 of this Agreement, seek, propose, or make any statements to any Third Party with respect to, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions involving the Company or any of its controlled Affiliates;
          (d) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities, other than a “group” that (1) includes all or some lesser number of the Persons identified as “Reporting Persons” (or controlled Affiliates thereof) in the Schedule 13D and the signatories to this Agreement and (2) does not include any other members who are not currently identified as Reporting Persons (or controlled Affiliates thereof) or the signatories to this Agreement;
          (e) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities, except as expressly set forth in this Agreement;
          (f) otherwise act, alone or in concert with others, to control or seek to control or influence or seek to influence the management, the Board or policies of the Company, except as otherwise expressly permitted in this Agreement;
          (g) seek, alone or in concert with others, (1) to call a meeting of shareholders or solicit consents from shareholders, (2) to obtain representation on the Board except as otherwise set forth in this Agreement, or (3) to effect the removal of any member of the Board;
          (h) seek to amend any provision of the Company’s certificate of incorporation or by-laws;
          (i) submit any demand pursuant to Section 14A:5-28 of the New Jersey Business Corporation Act;
          (j) make any proposal (including to disclose or discuss any proposal with a Third Party) or enter into any discussion regarding any of the foregoing, or make any statement or inquiry, or disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing or any other provision of this Agreement, in each case, to any Third Party, or make or disclose to any Third Party any request to amend, waive or terminate any provision of this Agreement;
          (k) have any discussions or communications, or enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist, induce or knowingly encourage, any Third Party either in connection or inconsistent with any of the foregoing, or make any investment reasonably understood to be controlling in or enter into any arrangement in relation to any of the foregoing with, any Third Party that engages, or offers or proposes to engage, in any of the foregoing; or
          (l) otherwise take or cause any action inconsistent with any of the foregoing.
     Section 4. Dispositions of Voting Securities.

          (a) Until the Termination Date and subject to Section 4(b) hereof, no member of the New Mountain Group shall, and no such member will permit their controlled Affiliates to, directly or indirectly, sell, assign, transfer, grant an option with respect to or otherwise dispose of any interest in (or enter into an agreement or understanding with respect to the foregoing) (collectively, a “Disposition”) any Voting Securities; provided, however, that the foregoing limitation shall not prohibit any Disposition which complies with Section 4(b) hereof (a “Permitted Disposition”).
          (b) The term “Permitted Disposition” shall mean and include any of the following: (1) any Disposition to or through a nationally recognized broker-dealer (a “Block Positioner”) so long as any such Disposition is not to a Person who, together with its controlled Affiliates and after giving effect to such Disposition, would, to the knowledge of any member of the New Mountain Group, after reasonable inquiry, beneficially own five percent (5%) or more of the outstanding Voting Securities, unless such Person is either a reporting person with respect to the Voting Securities on Schedule 13G or is an institutional investor eligible to use such Schedule 13G; (2) a Disposition pursuant to a transaction effected on any inter-dealer quotation system or on the floor of a nationally recognized securities exchange in which no member of the New Mountain Group has any knowledge that the purchaser is a Person who, after giving effect to the Disposition, would, together with its controlled Affiliates, beneficially own five percent (5%) or more of the outstanding Voting Securities, (3) a Disposition pursuant to a tender offer, an exchange offer, a merger, sale or any other transaction in which all shareholders of the Company have a right to participate; (4) any Disposition by any member of the New Mountain Group to any controlled Affiliate of the New Mountain Group who agrees to be bound by the terms of this Agreement applicable to the New Mountain Group or (5) any Disposition made in connection with any hedging activity, provided, that no such hedging activity could reasonably be considered to result in the decoupling of the economic and voting interests in any of the subject Voting Securities such that a Person (other than the New Mountain Group or any of its controlled Affiliates), together with its controlled Affiliates, to the knowledge of any member of the New Mountain Group, after reasonable inquiry, would, after giving effect to any such hedging activity, control five percent (5%) or more of the economic interests or of the voting interests (or of both the economic and voting interests) relating to outstanding Voting Securities, unless such Person is either a reporting person with respect to the Voting Securities on Schedule 13G or is an institutional investor eligible to use such Schedule 13G, and provided, further, that the New Mountain Group shall promptly, but in any event within two business days, keep the Company advised of any such Dispositions made pursuant to this subclause (5). For the avoidance of doubt, all Permitted Dispositions shall be in accordance with the Company’s “Policy on Insider Trading in National Fuel Stock” in effect on the date hereof and as amended from time to time, applicable to the non-executive directors of the Company and as such would be applicable to the New Mountain Group if the New Mountain Group were a non-executive director of the Company, and a copy of which has been provided to the New Mountain Group.
          (c) If any member of the New Mountain Group or any controlled Affiliate of any member of the New Mountain Group acquires any Voting Securities in violation of this Agreement, it will immediately dispose of such Voting Securities to Persons who are not members of the New Mountain Group or controlled Affiliates thereof in a manner permitted by Section 4(b) hereof; provided, that the Company may also pursue any other available remedy to which it may be entitled as a result of such violation.
     Section 5. Additional Agreements.
          (a) Until the Termination Date and on a semi-annual basis (or such other more frequent basis as the Board determines in its sole discretion), no more than four (4) designated representatives (the “Designated Representatives”) of the New Mountain Group shall be afforded an opportunity to meet with the Board. The New Mountain Nominee shall not be considered a Designated Representative. Prior to the first such meeting, the New Mountain Group shall notify in writing the Chairman of the Board of the identity of its Designated Representatives and any specific topics they may wish to address with the Board. By written notice to the Company, the Designated Representatives may be changed from time to time. Such meetings shall occur as part of a regularly scheduled Board meeting or on a date that is mutually agreed to be convenient for the Board and the Designated Representatives. Such meetings may include participation by members of the Board by conference telephone or other means that would satisfy the Company’s by-law requirement for a Board meeting, so long as at least a majority of the members of the entire Board are present in person.
          (b) The New Mountain Group and the Company agree that the Company’s Appalachian acreage is extremely valuable, and as such, the Company intends to develop its Appalachian acreage, including the deeper Marcellus Shale, with all reasonable speed and on a commercially reasonable best efforts basis. The Company agrees to address such development, to the extent material and not competitively sensitive, on its quarterly calls with the Company’s shareholders.
          (c) The New Mountain Group agrees to provide the Company with copies of all reports and analyses in its possession developed by or based on the research and analysis of Schlumberger Data & Consulting Services, including but not limited to the report referenced by the New Mountain Group in its Schedule 14A, filed with the SEC on November 6, 2007 (the “Schlumberger Materials”). The Company agrees to provide the New Mountain Nominee with a copy of the Morgan Stanley report and any other reports, materials and information reviewed by the non-executive directors of the Board, in evaluating or analyzing the New Mountain Group’s suggestions, including any minutes of any meetings at which the New Mountain Group’s suggestions were discussed. Within sixty (60) days from the date hereof, the Company also agrees to discuss with the New Mountain Nominee, and to cause its relevant advisors, including Morgan Stanley, to discuss and answer all questions concerning, its analysis of and response to each of the New Mountain Group’s suggestions as raised in the context of the Proxy Solicitation. To the extent the Board, the Company or any of the Company’s advisors have not already considered any of the New Mountain Group’s suggestions as raised in the context of the Proxy Solicitation, or a certain aspect thereof, or new facts, circumstances, ideas or legal structures have been introduced or have arisen that were not otherwise factored into the foregoing analyses, the Board shall reasonably consider, in a manner consistent with the Board’s usual practice, any reasonable requests made by the New Mountain Nominee for further analysis. For the avoidance of doubt, at any meeting of the Board or a committee of the Board, the New Mountain Nominee shall have no lesser or greater rights than a director of the Company and have no lesser or greater obligations than a director of the Company as compared to the other members of the Board generally, and each motion made in good order by the New Mountain Nominee will be seconded by one or more other members of the Board.
          (d) The Company agrees to address its strategy and to provide updates on its progress in the Gulf of Mexico, to the extent material and not competitively sensitive, on its quarterly calls with the Company’s shareholders. The Company will reaffirm to its shareholders that the Company intends to evaluate the divestiture of this asset as one key alternative if performance targets set by the Company are not met during its 2008 fiscal year. The Company agrees to keep its shareholders apprised of the Company’s progress with respect to such asset, to the extent material and not competitively sensitive, on its quarterly calls with the Company’s shareholders.
     Section 6. Corporate Governance. A meeting of the directors of the Company will be held immediately after the 2008 Annual Meeting (the “Next Board Meeting”). At the Next Board Meeting, the Company shall:

          (a) elect separate individuals to the positions of the Chairman of the Board and the Chief Executive Officer, with the expectation that Philip C. Ackerman will become Chairman of the Board and David F. Smith will become Chief Executive Officer;
          (b) cause the charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board to be amended to provide for annual performance reviews of individual directors to be presented to the full Board;
          (c) cause the adoption and public disclosure of resolutions of the Board requiring that each director, in order to receive compensation for service as a director, must beneficially own at least five hundred (500) shares of Common Stock during the first year of service, at least one thousand (1,000) shares during the second year of service and at least two thousand five hundred (2,500) shares thereafter; and that the transfer of shares issued by the Company to outside directors as compensation for service as directors is prohibited under currently effective resolutions until the later of (1) two years from the date of issuance of such shares or (2) six months after such director’s cessation of service as a director of the Company; and
          (d) cause the Compensation Committee of the Board to amend its administrative rules to provide that, subject to certain exceptions, future equity awards shall vest or become exercisable only upon the attainment of certain performance goals to be established by the Compensation Committee.
     Section 7. Representations and Warranties.
          (a) The members of the New Mountain Group jointly and severally represent and warrant as follows:
              (1) Each member of the New Mountain Group has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.
              (2) This Agreement has been duly and validly authorized, executed and delivered by each member of the New Mountain Group, constitutes a valid and binding obligation and agreement of each such member and is enforceable against each such member in accordance with its terms.
              (3) Each member of the New Mountain Group, together with its controlled Affiliates, has the sole power to vote the number of shares of Common Stock as set forth by beneficial owner and amount on Schedule B hereto and such shares of Common Stock constitute all of the Voting Securities of the Company beneficially owned by the members of the New Mountain Group and their controlled Affiliates.
              (4) Mr. Salerno meets the membership eligibility requirements, as now in effect, established by (A) the Company’s publicly disclosed corporate governance documents, (B) the SEC, (C) the New York Stock Exchange for each committee of the Board to which he shall be appointed and (D) applicable law (collectively, the “Eligibility Requirements”).
          (b) The Company hereby represents and warrants as follows:
              (1) The Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

              (2) This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.
              (3) To the Company’s knowledge, Mr. Salerno meets the Eligibility Requirements.
              (4) None of the actions to be taken by the Company or the New Mountain Group through the Termination Date required by the terms of this Agreement shall cause a change of control or acceleration of any award or benefit under any employee agreements or employee benefit arrangements with any employee of the Company or any of its subsidiaries.
     Section 8. Specific Performance. Each of the members of the New Mountain Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of the New Mountain Group, on the one hand, and the Company, on the other hand, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity.
     Section 9. Termination and Survival. Except as set forth in the following sentence, the provisions of this Agreement shall terminate upon, and this Agreement shall remain in full force and effect and shall be fully binding on the parties hereto in accordance with the provisions hereof until, the Termination Date. The provisions of Section 2(i)(2), Section 2(i)(3), this Section 9 and Section 11 shall survive the Termination Date.
     Section 10. Press Release and Other Public Disclosures. Immediately following the execution and delivery of this Agreement, the Company and the New Mountain Group shall issue the joint press release attached hereto as Schedule C (the “Press Release”). None of the parties hereto shall (a) make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release issued pursuant to this Section 10, (b) otherwise make any public statements that may reasonably be understood to be disparaging of any of the other parties hereto, including, without limitation, any materials or information (including the Schlumberger Materials) provided by the New Mountain Group or the New Mountain Nominee to the Company or (c) except as required by law, issue or cause the publication of any press release or other public announcement with respect to (1) this Agreement, without the prior written consent of the parties hereto or (2) the Company, its management or the Board or the Company’s business, without the prior written consent of the Company.
     Section 11. Release.
          (a) The New Mountain Group hereby agrees for the benefit of the Company, and each controlled Affiliate, officer, director, shareholder, agent, employee, attorney, assigns, predecessor and successor, past and present, of the Company (the Company and each such Person being a “Company Released Person”) as follows: the New Mountain Group, for themselves and for their members, officers, directors, assigns, agents and successors, past and present, hereby agree and confirm that, effective from and after the date of this Agreement, they hereby acknowledge full and complete satisfaction of, and covenant not to sue, and forever fully release and discharge each Company Released Person of, and hold each Company Released Person harmless from, any and all claims of any nature whatsoever (“Claims”), whether known or unknown, suspected or unsuspected, including, but not limited to, those arising in respect of or in connection with the nomination and election of directors or other actions to be taken at the 2008 Annual Meeting, occurring any time or period of time on or prior to the date of this Agreement; provided, that nothing herein shall release any Company Released Person from any Claim arising in respect of or in connection with actions of any Company Released Person taken or omitted after the date hereof (whether or not arising from the same, similar or related facts to those underlying any released Claims).
          (b) The Company hereby agrees for the benefit of the New Mountain Group, and each controlled Affiliate, officer, director, member, partner, manager, shareholder, agent, employee, attorney, assigns, predecessor and successor, past and present, of each member of the New Mountain Group (the New Mountain Group and each such Person being a “New Mountain Released Person”) as follows: the Company, for itself and for its officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, it hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each New Mountain Released Person of, and holds each New Mountain Released Person harmless from, any and all Claims, whether known or unknown, suspected or unsuspected, including, but not limited to, those arising in respect of or in connection with the nomination and election of directors or other actions to be taken at the 2008 Annual Meeting, occurring any time or period of time on or prior to the date of this Agreement; provided, that nothing herein shall release any New Mountain Released Person from any Claim arising in respect of or in connection with actions of any member of the New Mountain Group taken or omitted after the date hereof (whether or not arising from the same, similar or related facts to those underlying any released Claims).
     Section 12. Expenses. Immediately following the certification of the results of the votes taken at the 2008 Annual Meeting, the Company shall reimburse the New Mountain Group for its reasonable, documented and actual out-of-pocket fees and expenses incurred by the New Mountain Group prior to the date hereof in connection with the Proxy Solicitation and related matters, not to exceed $1,000,000 in the aggregate. All other fees and expenses incurred by each of the parties hereto in connection with the matters contemplated by this Agreement will be borne by such party.
     Section 13. Certain Definitions. As used in this Agreement, (a) the term “Affiliates” shall have the meaning set forth in Rule 12b-2 under the Exchange Act and shall include persons who become Affiliates of any Person subsequent to the date hereof; (b) the term “Person” shall mean any individual, partnership, corporation, group, syndicate, trust, government or agency thereof, or any other association or entity, (c) the term “Voting Securities” shall mean the Company’s Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies, (d) the term “Termination Date” shall mean the earlier of (i) September 15, 2009, (ii) thirty (30) days prior to the last day on which notice of intent to nominate candidates for election as directors pursuant to Article 1, Section 7 of the Company’s by-laws (or any other provision of the Company’s certificate of incorporation or by-laws or any other governing document) concerning the election of directors at the annual meeting of the shareholders of the Company to be held in 2010 and (iii) a material breach by the Company of its obligations under this Agreement and (e) the term “Third Party” shall mean any Person other than (i) any member of the New Mountain Group, any then current member of the New Mountain Investment Group, the New Mountain Nominee, the Company, the Board or any director or officer of the Company and (ii) legal counsel to each member of the New Mountain Group, provided, that any discussions or other communications between a member of the New Mountain Group and its respective legal counsel with respect to matters contemplated by this Agreement shall be subject to attorney-client privilege, which privilege shall not be waived.
     Section 14. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
     Section 15. Successors and Assigns. All the terms and provisions of this Agreement shall inure to the benefit of and shall be enforceable by the successors and assigns of the parties hereto.
     Section 16. Entire Agreement; Amendments. This Agreement and the confidentiality agreement, originally dated as of December 18, 2007 (together with the subsequent extensions covering the period of time through the date of this Agreement, the “Confidentiality Agreement”), contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this Agreement and in the Confidentiality Agreement. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.
     Section 17. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 18. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) upon sending if sent by electronic mail or facsimile, with electronic confirmation of sending, provided, however, that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing and electronic mail or facsimile addresses set forth below, (c) one (1) day after being sent by nationally recognized overnight carrier to the addresses set forth below or (d) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):
If to the Company:
National Fuel Gas Company
6363 Main Street
Williamsville, New York 14221
Attn: Paula Ciprich, Esq.
Facsimile: (716) 857-7614
with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: David C. Karp, Esq.
Facsimile: (212) 403-2327
If to the New Mountain Group:

New Mountain Vantage Advisers, L.L.C.
787 Seventh Avenue, 49th Floor
New York, New York 10019
Attn: Steven B. Klinsky
Facsimile: (212) 582-2277
with a copy to (which shall not constitute notice):
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn: Paul Reinstein, Esq.
Facsimile: (212) 859-4000
and
Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Attn: Jack S. Bodner, Esq.
Facsimile: (212) 841-1010
in each case, or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
     Section 19. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to the conflict of laws principles thereof.
     Section 20. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.
     Section 21. No Admission. Nothing contained herein shall constitute an admission by any party hereto of liability or wrongdoing.
     Section 22. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
[Remainder of page intentionally left blank.]

NATIONAL FUEL GAS COMPANY

By:	/s/ David F. Smith

Name: David F. Smith
Title: President and Chief Operating Officer

NEW MOUNTAIN VANTAGE GP, L.L.C.

By:	/s/ Steven B. Klinsky

Name: Steven B. Klinsky
Title: Managing Member

NEW MOUNTAIN VANTAGE, L.P.

By:	New Mountain Vantage GP, L.L.C., its general partner

By:	/s/ Steven B. Klinsky

Name: Steven B. Klinsky
Title: Managing Member

NEW MOUNTAIN VANTAGE (CALIFORNIA), L.P.

By:	New Mountain Vantage GP, L.L.C., its general partner

By:	/s/ Steven B. Klinsky

Name: Steven B. Klinsky
Title: Managing Member

NEW MOUNTAIN VANTAGE (TEXAS), L.P.

By:	New Mountain Vantage GP, L.L.C., its general partner

By:	/s/ Steven B. Klinsky

Name: Steven B. Klinsky
Title: Managing Member
[Signature pages to Settlement Agreement]

NEW MOUNTAIN VANTAGE ADVISERS, L.L.C.

By:	/s/ Steven B. Klinsky

Name: Steven B. Klinsky
Title: Managing Member

NEW MOUNTAIN VANTAGE (CAYMAN) LTD.

By:	/s/ Steven B. Klinsky

Name: Steven B. Klinsky
Title: Director

NEW MOUNTAIN VANTAGE HOLDCO LTD.

By:	/s/ Steven B. Klinsky

Name: Steven B. Klinsky
Title: Director

NMV SPECIAL HOLDINGS, L.L.C.

By:	New Mountain Vantage GP, L.L.C., its managing member

By:	/s/ Steven B. Klinsky

Name: Steven B. Klinsky
Title: Managing Member

CALIFORNIA PUBLIC EMPLOYEES’ RETIREMENT SYSTEM

By:	/s/ Christianna Wood

Name: Christianna Wood
Title: Senior Investment Officer

STEVEN B. KLINSKY

/s/ Steven B. Klinsky

[Signature pages to Settlement Agreement]

F. FOX BENTON, III

/s/ F. Fox Benton, III

DAVID M. DIDOMENICO

/s/ David M. DiDomenico

FREDERIC V. SALERNO

/s/ Frederic V. Salerno

[Signature pages to Settlement Agreement]

Schedule A
New Mountain Group
Steven B. Klinsky
David M. DiDomenico
Mathew J. Lori
Douglas F. Londal
Michael B. Ajouz
Dan Riley
Brad Weckstein
Robert Mulcare
Advisors
F. Fox Benton, III
David B. H. Martin
Jack S. Bodner
Paul M. Reinstein
Jeffrey Bagner

A-1

Schedule B
Beneficial Ownership of Shares of Common Stock, par value $1.00 per share, of National Fuel Gas Company (“Common Stock”)

Name	Number of Shares
Steven B. Klinsky	7,505,100
New Mountain Vantage GP, L.L.C.	5,310,700
New Mountain Vantage Advisers, L.L.C.	4,828,100
California Public Employees’ Retirement System	3,242,806	(1)
NMV Special Holdings, L.L.C.	2,677,000
New Mountain Vantage (Cayman) Ltd.	2,194,400
New Mountain Vantage HoldCo Ltd.	2,194,400
New Mountain Vantage, L.P.	904,800
New Mountain Vantage (California), L.P.	909,100
New Mountain Vantage (Texas), L.P.	819,800
David M. DiDomenico	100
Frederic V. Salerno	100
F. Fox Benton, III	5100	(2)
Total	8,076,206	(3)

(1)	For purposes of Section 2(c) of the Settlement Agreement, CalPERS has sole voting power with respect to shares of Common Stock that may be deemed to be beneficially owned by NMVSH.

(2)	Mr. Benton shares the power to vote or direct the vote and to dispose or to direct the disposition of the 5,000 shares of Common Stock that may be deemed to be beneficially owned by Moreno Energy, Inc.

(3)	Represents the total number of shares of Common Stock, collectively, beneficially owned by the New Mountain Group.

B-1

Schedule C
National Fuel Gas Company and New Mountain Vantage
Settle Proxy Contest
(January 24, 2008) Williamsville, N.Y. and New York, N.Y. — National Fuel Gas Company (NYSE: NFG) (“National Fuel” or the “Company”) and New Mountain Vantage GP, L.L.C. and its affiliates, including the California Public Employees’ Retirement System, (“Vantage”) jointly announced today that they have reached a settlement in the proxy contest pertaining to the election of directors to the National Fuel Gas Company Board of Directors (the “Board”) at the Company’s 2008 Annual Meeting of Stockholders. The Company and Vantage have determined that the Company’s shareholders, employees, retirees and customers would be best served by resolving this matter and working together in a cooperative and productive manner.
     As part of the settlement, the Company has agreed to increase the size of its Board from 10 to 11 directors and to nominate, as a new director, Vantage’s candidate Frederic V. Salerno. In accordance with Vantage’s policies and at their request, Mr. Salerno will receive no compensation for his Board service for as long as Vantage continues to own Common Stock of the Company. Mr. Salerno will be added to the Company’s original slate of the following continuing directors: Robert T. Brady, Rolland E. Kidder and John F. Riordan.
     All four candidates will be nominated to serve for a term to expire in 2011. Upon election to National Fuel’s Board, Mr. Salerno will join the Compensation and the Nominating/Corporate Governance Committees.
     “We are pleased to announce this settlement and look forward to welcoming Fred Salerno to our Board. We are confident that, in finding common ground where we can jointly focus our attention on continuing to grow shareholder value, National Fuel is very well positioned to maintain its long record of providing superior returns to all of our investors,” said Philip C. Ackerman, Chairman and Chief Executive Officer, National Fuel.
     “We have always sought to achieve a productive relationship with National Fuel’s management and Board for the benefit of all shareholders,” said David DiDomenico, Managing Director of Vantage. “We believe that together we can successfully advance the Company’s interests by focusing on developing the Appalachian acreage, including the Marcellus Shale, by carefully evaluating ongoing and future activities in the Gulf of Mexico, by considering Vantage’s other suggestions, and by taking important steps to improve corporate governance.”
     The Company will file a supplement to its Proxy Statement and a new voting card to reflect these nominees, which will be mailed to its shareholders. Likewise, Vantage will immediately cease efforts related to its own proxy solicitation, and withdraw its Proxy Statement and its own nominations.
     Certain of the provisions in the Settlement Agreement relate to corporate governance matters. For example, in order to have separate individuals serve as Chairman of the Board of Directors and as Chief Executive Officer, the parties agree that, following the February 2008 Annual Meeting, Philip C. Ackerman will continue to serve as Chairman of the Board and David

C-1

F. Smith will be named Chief Executive Officer of the Company. In addition, future equity awards will vest or become exercisable only upon the attainment of certain performance goals to be established by the Compensation Committee.
Other elements of the Settlement Agreement include:

➢	The Company and Vantage have agreed to a standstill whereby, until September 2009, Vantage will not, among other things: acquire Voting Securities that would increase its beneficial ownership to more than 9.6 percent of the Company’s Voting Securities; engage in any proxy solicitations or advance any shareholder proposals; attempt to control the Company’s Board, management or policies; call a meeting of shareholders; obtain additional representation to the Board; or effect the removal of any member of the Board.

➢	The Company and Vantage agree that the Company’s Appalachian acreage, including the Marcellus Shale, is extremely valuable and should be developed with all reasonable speed and on a commercially reasonable best efforts basis. The Company will provide, in conjunction with its quarterly conference call, information on these development efforts, to the extent material and not competitively sensitive.

➢	The Company reaffirms that it intends to evaluate the divestiture of its assets in the Gulf of Mexico as one key alternative if performance targets set by the Company are not met during this fiscal year. The Company will keep shareholders apprised of its progress in conjunction with its quarterly conference call, to the extent material and not competitively sensitive.

➢	Vantage will provide to the Company copies of all reports and analyses developed or based upon the research and analysis of Schlumberger Data and Consulting Services.

➢	The Company will provide its new director, Mr. Salerno, with a copy of the Morgan Stanley report and the other reports, materials and information reviewed by non-executive directors of the Board in evaluating or analyzing Vantage’s suggestions.

➢	The Company will, with the cooperation of Vantage, file motions to withdraw the petitions it previously filed with the Pennsylvania Public Utility Commission and the New York State Public Service Commission that had requested each regulatory agency take action with respect to the Vantage’s investment in the Company.

➢	The Company and Vantage agree that, on a semi-annual basis designated representatives from Vantage will be provided an opportunity to meet with the Board. These meetings will afford Vantage an opportunity to bring its ideas to the Board for its reasonable consideration.

➢	In addressing other corporate governance matters, the Company will amend the charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee to provide for annual performance reviews of individual directors to be presented to the full Board; amend its administrative rules to provide that, subject to certain exceptions, future equity awards will vest or become exercisable only upon the attainment of certain performance goals; and cause the adoption or disclosure of target levels of beneficial ownership of shares of Common Stock for each director.
About the Nominees to the National Fuel Gas Company Board of Directors:
     Robert T. Brady has been a member of the National Fuel Gas Company Board since 1995. He has been the Chairman of Moog Inc. (“Moog”) since February 1996, has served as President and Chief Executive Officer since 1988 and has been a member of the Moog Board of Directors since 1984. Moog is a worldwide designer, manufacturer and integrator of precision control components and systems with a total return of 27 percent, 82 percent and 250 percent for the one, three and five year periods ending September 30, 2007. Brady also serves as a Director of Astronics Corporation, M&T Bank Corporation and Seneca Foods Corporation. He currently Chairs the regular executive sessions of non-management Directors of the National Fuel Gas Company Board of Directors and is the designated contact for shareholders to communicate with the non-management directors on the Board.
     Rolland E. Kidder has been a member of the National Fuel Gas Company Board since 2002. He served as the Executive Director of the Robert H. Jackson Center, Inc., in Jamestown, New York, from 2002 until 2006. He is the founder of Kidder Exploration, Inc., an independent Appalachian oil and gas company and served as its Chairman and President from 1984 to 1994. Kidder is also a former Director of the Independent Oil and Gas Association of New York and the Pennsylvania Natural Gas Associates — both Appalachian-based energy associations. He was an elected member of the New York State Assembly from 1975 to 1982, is a former Trustee of the New York Power Authority, was on the Dean’s Advisory Council of the University at Buffalo School of Law from 1996 to 2001 and was Vice President and investment advisor for P.B. Sullivan & Co., Inc. from 1994 until 2001.
     John F. Riordan has been a member of the National Fuel Gas Company Board since 2002. He was President and CEO of GTI (the Gas Technology Institute), the leading research, development and training organization serving the natural gas industry, from April 2000 to December 2005. Riordan served as President and CEO of MidCon Corporation, a company engaged in interstate and intrastate natural gas transportation as well as wholesale marketing of natural gas, from October 1988 to January 1998. In 1998, he directed Occidental Petroleum Corporation’s divestiture and sale of MidCon to KN Energy, Inc and served as Vice Chairman of KN Energy from February 1998 to February 1999. Riordan has been a director of Nicor Inc. since 2001, twice served as Chairman of the Interstate Natural Gas Association of America (INGAA), is the former President of the commodity chemical business at Occidental Petroleum and former President of the natural gas liquids business at Cities Service Company. He has also served as a director of Occidental Petroleum, Chicago Bridge & Iron Company and as a Trustee of Niagara University.
     Frederic V. Salerno has, since 2006, served as a Senior Advisor to New Mountain Capital, L.L.C. Salerno retired as Vice Chairman and CFO of Verizon, Inc. in September 2002 after more than 37 years in the telecommunications industry. Prior to the Bell Atlantic/GTE merger, which created Verizon, he was Senior Vice Chairman and CFO of Bell Atlantic and President and CEO of New York Telephone. Salerno serves as Trustee of the Inner City Scholarship Fund and in 1990 was appointed Chairman of the Board of Trustees of the State University of New York, a position he held until 1996. Salerno has previously served as a Director of Con Edison, Keyspan and Orion Power. He is currently a director of Akamai Technologies, Inc., Bear Stearns & Company, Inc., Intercontinental Exchange, Inc., Popular, Inc., Viacom, Inc. and CBS Corp.

Exhibit A
[Date]
[___]
     Subject: Confidentiality Agreement
     Dear [___]:
     Pursuant to Section 2(i)(1) of the Settlement Agreement, dated as of January 24, 2008 (the “Settlement Agreement”), by and among New Mountain Vantage GP, L.L.C., New Mountain Vantage, L.P., New Mountain Vantage (California), L.P., New Mountain Vantage (Texas), L.P., New Mountain Vantage Advisers, L.L.C., New Mountain Vantage (Cayman) Ltd., New Mountain Vantage HoldCo Ltd., Mr. Steven B. Klinsky, NMV Special Holdings, L.L.C., California Public Employees’ Retirement System, F. Fox Benton, III, David M. DiDomenico, Frederic V. Salerno (the foregoing individuals and entities being collectively referred to herein as the “New Mountain Group”), and National Fuel Gas Company, a New Jersey corporation (the “Company”), the New Mountain Nominee (as defined in the Settlement Agreement) may disclose, furnish or reveal to you, either orally, in writing or otherwise, or give you access to, certain information about the business, financial condition, operations, assets and liabilities of the Company (the “Information”). As a condition to, and in consideration of, the Company’s willingness to permit the disclosure of Information by the New Mountain Nominee to you, the Company requires your agreement to the terms and conditions of this letter agreement (this “Agreement”).
     1. As used in this Agreement, the term “Evaluation Material” shall include all Information, other than Information that may be privileged, obtained in the New Mountain Nominee’s capacity as a director of the Company, whether (a) prepared by the Company, its advisors or otherwise or gathered by inspection, (b) in written, oral, electronic or other form, (c) identified as “confidential” or otherwise or (d) prepared prior to, on or after the date of this Agreement, that is furnished to you by or on behalf of the New Mountain Nominee, regardless of the manner or medium in which such Evaluation Material is furnished, including, without limitation, all information and documentation that the Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which the Company is a party; all information and documentation relating to the Company’s financial, tax and accounting matters and other information regarding business operations and structure, marketing practices and techniques, business strategies and capabilities, business plans and relationships with customers, suppliers, principals, employees and others and any information that is a trade secret within the meaning of applicable trade secret law; and other documentation and materials prepared by you, containing or based in whole or in part on any Information furnished by or on behalf of the New Mountain Nominee. Evaluation Material also shall include (y) any discussions, negotiations and investigations regarding the Information and (z) the fact that any particular Evaluation Material has been made available to you. Evaluation Material does not include information that: (a) is or becomes generally available to the public other than as a result of disclosure, directly or indirectly, by you in violation of this Agreement or any other obligation of secrecy to the Company or another party, (b) becomes available to you on a non-confidential basis from a source other than the Company or the New Mountain Nominee; provided, that such source is not known by you (after due inquiry) to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party, (c) was within your possession and developed by you prior to it being furnished to you by or on behalf of the New Mountain Nominee pursuant to Section 2(i)(1) of the Settlement Agreement, provided, that such source is not known by you (after due inquiry) to be bound by a confiden-

tiality agreement with or other obligation of secrecy to the Company or another party and (d) is independently developed by you without any reference whatsoever to any Evaluation Material or violation of this Agreement or any other obligation of secrecy to the Company or another party.
     2. You shall use the Evaluation Material solely for the purpose of monitoring the New Mountain Group’s investment in the Company (the “Permitted Purpose”) and for no other purpose. You shall not, directly or indirectly, at any time disclose any Evaluation Material to any Person (other than the Company, the New Mountain Nominee or any member of the New Mountain Investment Group (as defined in the Settlement Agreement), in each case, if consistent with the Settlement Agreement) in any manner, or permit or assist any Person (other than the Company, the New Mountain Nominee or any member of the New Mountain Investment Group, in each case, if consistent with the Settlement Agreement) to use any Evaluation Material. The term “Person” shall mean any individual, partnership, corporation, group, syndicate, trust, government or agency thereof, or any other association or entity.
     3. In the event that you are legally required to disclose any Evaluation Material, you shall give the Company prompt written notice of such requirement so that the Company may seek an appropriate protective order or other remedy, and/or waive compliance with certain provisions of this Agreement, and you shall cooperate with the Company to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Agreement, you shall furnish only that portion of the Evaluation Material that is legally required to be disclosed and use your reasonable best efforts to obtain assurances that confidential treatment shall be accorded to such Evaluation Material.
     4. At any time upon request by the Company on or after the date on which you cease to be a member of the New Mountain Investment Group, which shall be no later than the Termination Date (as defined in the Settlement Agreement), you shall return to the Company (or destroy, with the written consent of the Company) within five (5) days after such request, all documents, materials and other items containing Evaluation Material without retaining any copies, extracts or other reproductions in whole or in part of such material, and shall provide a certification in form and substance reasonably satisfactory to the Company, signed by you, as to the completeness of the return or destruction of such materials. Upon such request, you also shall destroy all documents, materials and other items created by you embodying the Evaluation Material in whatever format, and shall provide a similar certification to the Company as to the completeness of the destruction of such materials. Compliance with this paragraph shall not relieve you of your other obligations under this Agreement.
     5. [Paragraph 5 for members of the New Mountain Group shall read as follows: You acknowledge that the Evaluation Material may constitute material non-public information under applicable federal and state securities laws, and that you shall not trade on the basis of such information in violation of such laws. You further acknowledge that you are bound by Section 3 of the Settlement Agreement as a member of the New Mountain Group, and as a condition to the provision of any Evaluation Material to you, you agree that you shall be bound by the terms of Section 3 of the Settlement Agreement as if also set forth herein, mutatis mutandis.] [Paragraph 5 for non-members of the New Mountain Group shall read as follows: You acknowledge that the Evaluation Material may constitute material non-public information under applicable federal and state securities laws, and that you shall not trade on the basis of such information in violation of such laws. As a condition to the provision of any Evaluation Material to you, you agree that, until the Termination Date, without the prior written consent of the Board of Directors of the Company (the “Board”) specifically expressed in a written resolution adopted by a majority vote of the entire Board, you shall not do any of the following:
         (a) acquire, offer or propose to acquire, or agree to acquire (except by way of stock dividends or other distributions or offerings made available to holders of shares of the

Company’s common stock (the “Common Stock”) and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies (the Common Stock and such other securities, collectively, the “Voting Securities”) generally on a pro rata basis, provided that any such securities so received shall be subject to the provisions hereof), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or otherwise, any Voting Securities, if after giving effect to such acquisition you (by yourself or with any other Person with whom you have any agreement, understanding or arrangement with respect to Voting Securities) would (1) beneficially own more than [the signatory’s ownership as of date of this agreement]% of the outstanding Voting Securities or (2) influence or exercise, directly or indirectly through swap transactions, other hedging transactions or otherwise, any voting power with respect to more than [the signatory’s ownership as of date of this agreement]% of the outstanding Voting Securities; provided, however, that no sales by you shall be required if the increase in the beneficial ownership of Voting Securities over [the signatory’s ownership as of date of this agreement]% of the outstanding Voting Securities results exclusively from a reduction in the number of outstanding Voting Securities by reason of the Company’s repurchase of its Common Stock; provided, further, that you acquire any additional Voting Securities following disclosure by the Company of information indicating that you beneficially own in excess of [the signatory’s ownership as of date of this agreement]% of the outstanding Voting Securities (for the purposes of computing your beneficial ownership at the time of any purchase, the number of outstanding Voting Securities shall be determined by the latest available Company filing with the United States Securities and Exchange Commission (the “SEC”));
         (b) engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) of proxies or consents (whether or not relating to the election or removal of directors), seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities; initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) shareholders of the Company for the approval of shareholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise; or induce or attempt to induce any other Person to initiate any such shareholder proposal; or otherwise communicate to any other Person how you intend to vote the shares of Voting Stock beneficially owned by you on any matter put to the shareholders of the Company for their approval;
         (c) seek, propose, or make any statements to any Third Party with respect to, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions involving the Company or any of its controlled Affiliates (as such term is defined in Rule 12b-2 under the Exchange Act);
         (d) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities;
         (e) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities;

         (f) otherwise act, alone or in concert with others, to control or seek to control or influence or seek to influence the management, the Board or policies of the Company;
         (g) seek, alone or in concert with others, (1) to call a meeting of shareholders or solicit consents from shareholders, (2) to obtain representation on the Board or (3) to effect the removal of any member of the Board;
         (h) seek to amend any provision of the Company’s certificate of incorporation or by-laws;
         (i) submit any demand pursuant to Section 14A:5-28 of the New Jersey Business Corporation Act;
         (j) make any proposal (including to disclose or discuss any proposal with any Third Party) or enter into any discussion regarding any of the foregoing, or make any statement or inquiry, or disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing or any other provision of this Agreement, in each case, to any Third Party;
         (k) have any discussions or communications, or enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist, induce or knowingly encourage, any Third Party either in connection or inconsistent with any of the foregoing, or make any investment reasonably understood to be controlling in or enter into any arrangement in relation to any of the foregoing with, any Third Party that engages, or offers or proposes to engage, in any of the foregoing; or
         (l) otherwise take or cause any action inconsistent with any of the foregoing. Notwithstanding anything herein to the contrary, you agree that any suggestions, recommendations, proposals or other communications made to the Company, the Board or any director or officer of the Company permitted by any of the foregoing are subject to the condition that such suggestions, recommendations, proposals or other communications would not reasonably be expected to require the Company to make public disclosure thereof.]
     6. You acknowledge and agree that the Company: (i) has not made any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or (ii) shall not have any liability whatsoever to you relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Neither this Agreement nor disclosure of any Evaluation Material to you shall be deemed by implication or otherwise to vest in you rights in or to the Evaluation Material, other than the right to use such Evaluation Material solely for the Permitted Purpose.
     7. You agree that any contacts or communications initiated by you with the Company as to any Evaluation Material shall be made to the New Mountain Nominee or the Company’s Chairman of the Board, Chief Executive Officer or Chief Financial Officer. Accordingly, you agree not to directly or indirectly initiate contact or communication with any other executive or employee of the Company concerning Evaluation Material, or to seek any information in connection therewith from any such Person, without the prior consent of the Company.
     8. You acknowledge that the covenants contained in this Agreement are fundamental for the protection of the Company’s legitimate business and proprietary interests and that in the event of any violation by you of any such covenants, the Company’s remedies at law would be inadequate. In the event of any violation or attempted violation of this Agreement, the Company shall be entitled to specific performance and injunctive relief or other equitable remedy without any showing of irreparable harm or damage, and you hereby waive any requirement for proof of the economic value of any trade secret or the securing or posting of any bond or other security in connection with any such remedy. You also agree to indemnify and hold harmless the Company against and to pay to any loss or expense incurred by the

Company by reason of or arising out of any breach by you of the obligations in this Agreement, including, any costs, expenses or other liabilities incurred by the Company in connection with the enforcement of any of its rights or the obligations hereunder. Such remedies shall not be deemed to be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or in equity to the Company. Any trade secrets included in the Evaluation Material will also be entitled to all of the protections and benefits under applicable trade secret law.
     9. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York. If for any reason any court of competent jurisdiction determines it is impossible to so construe any provision of this Agreement and holds that provision to be invalid, all other provisions of this Agreement shall remain in full force and effect. This Agreement was negotiated by sophisticated parties at arms’ length, and neither party hereto shall be construed as the drafting party against which the Agreement could be construed. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     10. Except as otherwise provided herein, the restrictions and covenants set forth herein shall terminate and be of no further force or effect upon the eighteen month anniversary of the date on which you cease to be a member of the New Mountain Investment Group, which shall be no later than the eighteen month anniversary of the Termination Date; provided, however, that with respect to Evaluation Material which constitutes a trade secret under applicable law, your obligations pursuant to this Agreement shall survive so long as the Evaluation Material remains a trade secret.
     11. This Agreement shall not be assignable by you without the prior written consent of the Company. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each party to this Agreement.
     12. Neither the failure nor any delay by the Company in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this agreement, and such invalid provision shall be deemed deleted from this Agreement to the minimum extent necessary to cure such violation.
     13. Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by the Company and you. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other elec-

tronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
     14. This Agreement and the provisions of the Settlement Agreement referenced herein contain the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.
     15. Notwithstanding anything herein to the contrary, you shall permit the New Mountain Group or any of its members to enforce the provisions of this Agreement against you, including but not limited to, in any actions, suits or proceedings in a court of law.
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     Please execute and return one copy of this Agreement, which will constitute your agreement with respect to the subject matter hereof.

Yours truly,

NATIONAL FUEL GAS COMPANY

By:

Name:
Title:
Agreed to, confirmed and accepted as
of the date first above written:
[___]
____________________________________________________